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                                                                    Exhibit 4.11

                         WAIVER OF CERTAIN OBLIGATIONS

                                     UNDER

                         REGISTRATION RIGHTS AGREEMENT


          WAIVER, dated as of April __, 1997 (the "Waiver"), of certain obligations of Mercantile Bancorporation Inc., a Missouri corporation (the "Company"), under the Registration Rights Agreement (the "Registration Agreement"), dated January 29, 1997.

          WHEREAS, the Company and Mercantile Capital Trust I (the "Trust") heretofore executed and delivered the Registration Agreement to Salomon Brothers Inc, as representative for several Initial Purchasers; and

          WHEREAS, the Company has requested the Holders of the Capital Securities to waive compliance with the Company's obligations under Section 4(e) of the Registration Agreement to cause the Capital Securities and the Exchange Securities to be listed on the New York Stock Exchange and to maintain such listing (the "Listing Requirement Covenant"); and

          WHEREAS, Section 7(b) of the Registration Agreement provides that, with the consent of the Holders of not less than a majority in aggregate liquidation amount of the Capital Securities at the time outstanding (the "Requisite Consents"), the Company and the Trust may waive compliance with the Company's obligations under the Registration Agreement; and

          WHEREAS, the Company and the Trust have obtained the Requisite Consents and this Waiver has been duly authorized by all necessary corporate action on the part of the Company;

          NOW, THEREFORE, the Company and the Trust agree as follows:

                                   ARTICLE 1

                                     WAIVER

          Section 1.01 The Company's obligations under Section 4(e) of the Registration Agreement is hereby irrevocably and permanently waived.

          Section 1.02 The remaining provisions of the Registration Agreement shall remain in full force and effect.

                                   ARTICLE 2

                                 MISCELLANEOUS

          SECTION 2.01 Effect of Waiver. Upon the execution and delivery of this Waiver by the Company and the Trust, this Waiver shall form a part of the Registration Agreement for all purposes, and every Holder of Capital Securities and the Exchange Securities heretofore or hereafter authenticated and delivered under the Registration Agreement shall be bound thereby.

          SECTION 2.02 Terms Defined in the Registration Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Agreement.
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          SECTION 2.03 Headings. The headings in this Waiver have been inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          SECTION 2.04 Successors. This Waiver shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without the need for an express assignment or any consent by the Company and the Trust thereto, subsequent Holders of Capital Securities and/or Exchange Securities.

          SECTION 2.05 Governing Law. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State.

          SECTION 2.06 Counterpart Originals. This Waiver may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date and year first above written.



                              MERCANTILE BANCORPORATION INC.

                              By:
                                  ---------------------------------
                                  Name:
                                  Title:

                              MERCANTILE CAPITAL TRUST I

                              By:
                                  ---------------------------------
                                  Name:
                                  Title:

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